Exhibit 99.1

Tel-Instrument Electronics Reports Second Quarter 2021 Results and Receipt of $1.1 Million Mode 5 Test Set Order

East Rutherford, NJ – November 12, 2020 – Tel-Instrument Electronics Corp. (“Tel”, “TIC” or the “Company”) (OTCQB: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, today reported net income of $222,748 on revenues of $3,336,396 for the second quarter of fiscal year 2021 ending September 30, 2020. The Company also announced the receipt of a $1.1 million follow-on order for Mode 5 test sets from a major U.S. defense supplier related to the F-35 Joint Strike Fighter program.

Highlights include:

●	Revenues decreased 15% from the year-ago quarter, primarily as a result of a decrease in our commercial business.

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Gross margins for the quarter were 41% as compared to 48% for the same quarter last year mainly due to the competitive pricing on two major international contracts win. We expect margins to improve once these shipments are completed.

●	SGA expenses declined 26% mostly due to lower commission, accrued profit sharing and marketing consulting expenses.

●	Engineering expenses decreased 5% as a result of time spent on a funded engineering program.

●	Income from operations was $341,945 as compared to $631,178 for the same quarter last year.

●	Basic earnings per share of $0.04 as compared to $0.14 for the same quarter last year.

●	Backlog increased to $5.1 million at September 30, 2020 as compared to $4.0 million at March 31, 2020

●	Working capital increased $814,000 to $2.6 million at September 30, 2020 from $1.8 million at March 31, 2020

●	Stockholders’ equity increased to over $5 million.

Mr. Jeffrey O’Hara, Tel-Instrument’s President and CEO commented “We continue to be profitable with our second quarter income before taxes approximately double that of our first quarter, despite the impact of COVID-19 on our supply chain and labor force. The pandemic has resulted in a significant reduction in our commercial test set bookings and has delayed some orders from our domestic and international military customers. With the resurgence of the COVID-19 virus across the country, managing our supply chain and manufacturing operations will remain a challenge for the remainder of this fiscal year.

We continue to seek new opportunities, and our core Mode 5 business remains strong, representing 75% of total sales for the quarter. We recently received a $1.1 million Mode 5 follow-on test set order from a major U.S. Prime this week which will be shipped in the fourth quarter, and we have submitted quotes to the U.S. military for other Mode 5 and legacy test sets that we expect to secure in the next few months. Our $956K contract from Lockheed Martin to support the F-35 Joint Strike Fighter is proceeding on schedule with the Preliminary Design Review scheduled for next week. This is a competitively bid development contract to design a “go-no-go” test set for the F-35 advanced communication systems. The system will involve much higher frequency levels than what TIC has worked with in the past and is a testament to our engineering team who came up with a winning design concept. The contract includes eight engineering qualification test sets with an option for 50 additional production test sets upon the completion of the 12 month development program.

Our balance sheet and financial position continues to strengthen and we are well positioned to discharge the Aeroflex damage award in the event that we are unsuccessful with our pending legal appeal. The Company also received a $722,577 government loan from the Payroll Protection Program in May 2020. The Company applied for 100% forgiveness of this loan in November 2020, and we believe we meet the requirements for this to be granted. The loan has allowed us to continue development work on the SDR/OMNI test set despite the uncertain outlook for commercial aviation market.

Given the sharp decline in the commercial market, the Company is increasing its engineering focus on military communication applications. We have upgraded the design of our 4.5-pound SDR/OMNI hand-held test set to include a much faster processor with improved video graphics processing capability. This change will allow us the technological capability to compete in much larger markets where we have previously not had any presence. Our goal is to introduce a military communications test set in the first half of 2021 while still working to introduce a commercial avionics test set in the same timeframe.

In summary, the Company has never been in a stronger position with orders for Mode 5 and legacy test sets continuing and the Company aggressively expanding into related high-growth areas such as specialty engineering for Lockheed Martin and the military communications test set market. On a final note, we wish the best for Joe Macaluso, our Chief Accounting Officer, who announced his departure from the Company earlier this week. Joe has done a fantastic job at TIC and will be missed. Mr. O’Hara will assume Joe’s responsibilities until a replacement is named.”

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

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This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially.  Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Jeffrey O’Hara
Tel-Instrument Electronics Corp.
(201) 933-1600

TEL-INSTRUMENT ELECTRONICS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	March 31, 2020
	(unaudited)
ASSETS

Current assets:
Cash	$3,453,098	$3,126,195
Accounts receivable, net	1,952,406	1,411,644
Inventories, net	3,048,897	3,092,679
Restricted cash to support appeal bond	2,010,454	2,008,544
Prepaid expenses and other current assets	404,474	382,428
Total current assets	10,869,329	10,021,490

Equipment and leasehold improvements, net	222,221	263,750
Operating lease right-of-use assets	201,017	306,740
Deferred tax asset, net	2,591,685	2,712,780
Other long-term assets	35,109	35,109
Total assets	$13,919,361	$13,339,869

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Line of credit	$680,000	$680,000
SBA PPP loan – current portion	416,940	-
Operating lease liabilities – current portion	201,017	214,793
Accounts payable and accrued liabilities	577,531	1,035,023
Deferred revenues – current portion	134,593	145,168
Accrued legal damages	5,785,183	5,657,549
Finance lease obligations – current portion	-	49
Accrued payroll, vacation pay and payroll taxes	483,723	512,732
Total current liabilities	8,278,987	8,245,314

Operating lease liabilities – long-term	-	91,947
Deferred revenues – long-term	314,981	327,132
SBA PPP loan – long term	305,637	-

Total liabilities	8,899,605	8,664,393

Commitments and contingencies

Stockholders’ equity:
Preferred stock, 1,000,000 shares authorized, par value $0.10 per share
Preferred stock, 500,000 shares 8% Cumulative Series A Convertible Preferred issued and outstanding, par value $0.10 per share	3,635,998	3,515,998
Preferred stock, 166,667 shares 8% Cumulative Series B Convertible Preferred issued and outstanding, par value $0.10 per share	1,127,367	1,087,367
Common stock, 7,000,000 shares authorized, par value $0.10 per share, 3,255,887 shares issued and outstanding, respectively	325,586	325,586
Additional paid-in capital	7,467,176	7,616,624
Accumulated deficit	(7,536,371)	(7,870,099)
Total stockholders’ equity	5,019,756	4,675,476
Total liabilities and stockholders’ equity	$13,919,361	$13,339,869

TEL-INSTRUMENT ELECTRONICS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Net sales	$3,336,396	$3,912,168	$6,275,833	$7,218,630
Cost of sales	1,969,573	2,038,535	3,404,399	3,763,393

Gross margin	1,366,823	1,873,633	2,871,434	3,455,237

Operating expenses:
Selling, general and administrative	464,809	625,163	1,126,060	1,237,634
Litigation expenses	5,514	91,553	8,210	102,060
Engineering, research and development	554,555	525,739	1,186,508	1,050,842
Total operating expenses	1,024,878	1,242,455	2,320,778	2,390,536

Income from operations	341,945	631,178	550,656	1,064,701

Other income (expense):
Interest income	1,879	1,018	4,725	2,018
Other income	-	-	13,854	-
Change in fair value of common stock warrants	-	5,500	-	(73,000)
Interest expense – judgement	(52,490)	(90,596)	(127,634)	(171,106)
Interest expense	(9,380)	(10,866)	(19,160)	(28,603)
Total other expense, net	(59,991)	(94,944)	(128,215)	(270,691)

Income before income taxes	281,954	536,234	422,441	794,010

Income tax expense	59,206	-	88,713	-

Net income	222,748	536,234	333,728	794,010

Preferred dividends	80,000	80,000	160,000	160,000

Net income attributable to common shareholders	$142,748	$456,234	$173,728	$634,010

Basic income per common share	$0.04	$0.14	$0.05	$0.19
Diluted income per common share	$0.04	$0.11	$0.05	$0.16

Weighted average shares outstanding:
Basic	3,255,887	3,255,887	3,255,887	3,255,887
Diluted	5,068,949	4,945,665	3,255,887	4,945,665